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                                                                    Exhibit 99.2



[LOGO] Western Resources/R/                             Media contact:

                                                        Corporate Communications
                                                        Phone: 785.575.8401
                                                        FAX: 785.575.6399
                                                        News@wr.com


            WESTERN RESOURCES APPOINTS DELOITTE & TOUCHE AS AUDITORS
                         AND TERMINATES PNM TRANSACTION

         TOPEKA, Kan., May 10, 2002 - Western Resources (NYSE:WR) today announced that Deloitte & Touche LLP has been appointed as the Company's independent auditor for 2002. Deloitte & Touche will replace Arthur Andersen LLP as the independent auditor for the Company.

         The appointment of Deloitte & Touche was made on the recommendation of the Audit and Finance Committee of the Board of Directors and concludes an evaluation process initiated earlier in the year.

         "The decision to select Deloitte was influenced by the depth of that firm's experience in the energy industry and the quality of the audit team that will be dedicated to Western Resources going forward," said Paul Geist, Western Resources' chief financial officer.

         The decision to change auditors was not the result of any disagreement between the Company and Arthur Andersen on any matter of accounting principles, practices or financial

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disclosure. During its long tenure as the company's independent auditor, Arthur
Andersen provided quality service and demonstrated a high level of professionalism, Geist added.

         On May 28, 2002, the Company gave notice of termination of the Agreement and Plan of Restructuring and Merger among the Company, Public Service Company of New Mexico ("PNM") and certain related parties. Notice was given pursuant to Section 9.3(c) of the agreement because PNM claims to have terminated the agreement and PNM has therefore withdrawn and adversely modified its adoption of the agreement. As a result, the Company has demanded that PNM pay the Company the $25 million termination fee required by the agreement.

                                      -30-

         Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of approximately $6.6 billion, including security company holdings through ownership of Protection One (NYSE: POI) and Protection One Europe, which have more than 1.2 million security customers. Western Resources provides electric utility services as Westar Energy to about 640,000 customers in Kansas. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 44.7 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.4 million customers.

         For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wr.com.

         Forward-looking statements: Certain matters discussed here and elsewhere in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe," "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, liquidity and capital resources, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, including the proposed separation of Westar Industries, Inc., from our electric utility businesses and the consummation of the acquisition of our electric operations by Public Service Company of New Mexico, compliance with debt covenants, changes in accounting requirements and other accounting matters, interest and dividends, Protection One's financial condition and its impact on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses, events in foreign markets in which investments have been made and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation; ongoing municipal, state and federal activities, such as the Wichita municipalization efforts; future economic conditions; legislative and regulatory developments; competitive markets; and other circumstances affecting anticipated operations, sales and costs.